SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 9, 2012

Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota		55402
(Address of Principal Executive Offices)		(Zip Code)

(612) 303-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐Written	communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting	material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2012, Piper Jaffray Companies (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Brien M. O’Brien, the Company’s Head of Asset Management. The Employment Agreement is effective as of January 1, 2012.

The Employment Agreement provides that Mr. O’Brien will receive a base salary of $550,000 and quarterly cash payments equal to 11% of the earnings before interest, taxes, depreciation, and amortization of the asset management business attributable to the Company’s affiliates Advisory Research, Inc. and Fiduciary Asset Management, Inc. (“Asset Management EBITDA”). Mr. O’Brien is also eligible to receive annual cash payments if Asset Management EBITDA exceeds $30 million as follows: (i) if Asset Management EBITDA is greater than $30 million but less than or equal to $47 million, Mr. O’Brien will receive an annual payment equal to 7.5% of the Asset Management EBITDA for the year less $30 million, and (ii) if Asset Management EBITDA exceeds $47 million for a given year, then in addition to the 7.5% payout of EBITDA less $30 million, he will also receive an additional cash payment equal to 9% of the difference between Asset Management EBITDA for the year less $47 million.

The Employment Agreement is effective for three years unless terminated by either party upon five months prior notice. If notice by either party is given, the Company will be required to continue payments for quarterly and annual periods completed during the notice period. The five-month notice provision does not apply in the case of retirement by Mr. O’Brien, termination by Mr. O’Brien for “good reason” or termination for “cause” by the Company. Both “cause” and “good reason” are defined in the Employment Agreement.

The foregoing description of the terms of the Employment Agreement is a summary and is qualified in all respects by reference to the Employment Agreement, included as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, effective January 1, 2012, by and between Piper Jaffray Companies and Brien M. O’Brien

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date:January 11, 2012	/s/ James L. Chosy
James L. Chosy
General Counsel and Secretary